Exhibit (g)(9)

FIRST AMENDMENT TO THE

FUND SERVICING AGREEMENT

THIS FIRST AMENDMENT to the Fund Servicing Agreement dated as of September 11, 2025, as amended (the “Agreement”) is made and entered into as of the last date on the signature page (the “Effective Date”), by and between TWO ROADS SHARED TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC (d/b/a U.S. BANK GLOBAL FUND SERVICES), a Wisconsin limited liability company (“USBGFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the parties desire to amend Exhibit A of the Agreement to add the following funds:

•	CWP Premium Dividend ETF
•	CWP Premium Growth ETF

WHEREAS, Section 14 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit A is hereby superseded and replaced in its entirety with the Exhibit A attached hereto.
2.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

TWO ROADS SHARED TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James Colantino	By: /s/ Elizabeth Scalf
Name: James Colatino	Name: Elizabeth Scalf
Title: President	Title: Senior Vice President
Date: 9/30/26	Date: 10/2/2026
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EXHIBIT A

Funds

Liberty One Defensive Dividend Growth ETF

Liberty One Spectrum ETF

Liberty One Tactical Income ETF

CWP Premium Dividend ETF

CWP Premium Growth ETF

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